UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 30, 2014

SOUND FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35633	45-5188530
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2005 5th Avenue, Second Floor, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 448-0884

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, the Board of Directors, based on the recommendation of the Company's Nominating Committee, increased the size of the Board from seven to eight members and appointed Kathleen ("Kathe") B. Cook to fill the newly created vacancy.  Ms. Cook was appointed to the class of directors whose terms expire at the 2017 annual meeting of shareholders.  There is no understanding or arrangement between Ms. Cook and any other person pursuant to which she was appointed to the Board.

Ms. Cook, retired since 1998, lives on the North Olympic Peninsula in the proximity of the Bank's Clallam and Jefferson County branches.  During her professional career, Ms. Cook worked as Attorney Examiner and Staff Counsel to the Superintendent of Banks in Ohio for 2 years; as Senior Attorney and Vice President of regulatory Compliance for Bank One Corporation for 5 years and most recently as Vice President for Regulatory Compliance at Fannie Mae from 1992 to 1998.  Currently Ms. Cook is active in conservation activities with the North Olympic Land Trust and the Jefferson County Land Trust. Ms. Cook's more than 20 years of experience in the financial services industry and specifically in the areas of bank regulation, examination, compliance and oversight add a critical skill set to our Board of Directors and strengthens our strategic risk management oversight.

Ms. Cook will qualify as an "independent director," as that term is defined by applicable listing standards of the NASDAQ Marketplace Rules and by the Securities and Exchange Commission.  There are no family relationships between Ms. Cook and any director or officer of the Company, and she has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has not determined which committees the new director may be appointed to at this time, as that determination will be made following the effective date of her appointment to the Board.

Ms. Cook also was appointed to serve as a director of the Company's wholly owned operating subsidiary, Sound Community Bank.  Ms. Cook will receive fees for her service as a non-employee director of the Bank.  No additional fees are paid of service on the Company' Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUND FINANCIAL BANCORP, INC.

Date:	April 3, 2015	By:	/s/ Laura Lee Stewart
Laura Lee Stewart, President and CEO